Singular Genomics Regains Compliance with Nasdaq Minimum Bid Price Requirement

San Diego, CA, July 15, 2024 – Singular Genomics Systems, Inc. (Nasdaq: OMIC), a company leveraging novel next-generation sequencing (NGS) and spatial multiomics technologies to empower researchers and clinicians, today announced that it received formal notice from the Nasdaq Stock Market LLC (“Nasdaq”) that the Company has regained compliance with Nasdaq’s minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market.

As previously disclosed, on July 17, 2023, Singular Genomics received a letter from Nasdaq indicating that the Company was not in compliance with Nasdaq’s listing requirements because the closing bid price per share for the Company’s common stock had closed below $1.00 for the previous 30 consecutive business days.

As determined by Nasdaq, the closing bid price of the Company’s common stock was at $1.00 per share or greater for 11 consecutive days from June 26, 2024 to July 11, 2024. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed.

About Singular Genomics Systems, Inc.

Singular Genomics is a life science technology company that develops next-generation sequencing and multiomics technologies. The commercially available G4® Sequencing Platform is a powerful, highly versatile benchtop genomic sequencer designed to produce fast and accurate results. In addition, the company is currently developing the G4X™ Spatial Sequencer, which will leverage Singular’s proprietary sequencing technology, applying it as an in situ readout for transcriptomics, proteomics and fluorescent H&E in tissue, with spatial context and on the same platform as the G4. Singular Genomics’ mission is to empower researchers and clinicians to advance science and medicine. Visit www.singulargenomics.com for more information.

Forward-looking Statements

Certain statements contained in this press release, other than historical information, constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements concerning expectations regarding the future continued listing on the Nasdaq Capital Market. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “foresees,” “forecasts,” “guidance,” “intends” “goals,” “may,” “might,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “targets,” “will,” “would” or similar expressions and the negatives of those terms. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Further information on these and additional risks that could affect Singular Genomics’ results is included in its filings with the Securities and Exchange Commission (SEC), including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and future reports that Singular Genomics may file with the SEC from time to time, which could cause actual results to vary from expectations. Any forward-looking statement made by Singular Genomics in this press release speaks only as of the day on which Singular Genomics makes it. Singular Genomics assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Investor Contact

Philip Trip Taylor

Gilmartin Group

ir@singulargenomics.com

Media Contact

Matt Browning

pr@singulargenomics.com